Exhibit 10.39

Neither this document, nor any stock option agreement connected with it, is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the UK Sub-Plan to the Vanda Pharmaceuticals Inc. 2016 Equity Incentive Plan (the “Sub-Plan”). The Sub-Plan is exclusively available to bona fide employees and former employees of Vanda Pharmaceuticals Inc., Vanda Pharmaceuticals Limited and any other UK Subsidiary.

UK SUB-PLAN TO THE

VANDA PHARMACEUTICALS INC.

2016 EQUITY INCENTIVE PLAN

Additional Terms and Conditions for Options received by Optionees resident in the UK

1.	The purpose of this Sub-Plan is to provide incentives for present and future UK tax resident employees of Vanda Pharmaceuticals Inc., Vanda Pharmaceuticals Limited and any other UK Subsidiary through the grant of options over shares of Common Stock of Vanda Pharmaceuticals Inc (the “Company”).

2.	Capitalized terms are defined in the Company’s 2016 Equity Incentive Plan (the “US Plan”), subject to the provisions of this Sub-Plan.

3.	References to Incentive Stock Options and Nonstatutory Stock Options shall not apply to Options granted under the Sub-Plan.

4.	The Options granted under this Sub-Plan shall be designated as Unapproved Options.

5.	This Sub-Plan is governed by the US Plan and all its provisions shall be identical to those of the US Plan SAVE THAT (i) “Sub-Plan” shall be substituted for “Plan” where applicable and (ii) the following provisions shall be as stated in this Sub-Plan in order to accommodate the specific requirements of the laws of England and Wales:

6.	ARTICLE 1. Introduction.

The words “Outside Directors and Consultants” shall be deleted wherever they appear.

The words “Options (which may constitute ISOs or NSOs) or stock appreciation rights” shall be deleted and replaced with “or Options”.

The words “the Section 431 Election and Joint Election shall be governed by the laws of England and Wales” shall be added to the end of the second paragraph.

7.	ARTICLE 2. Administration.

Article 2.1(b) shall be deleted.

In Article 2.2 the words “Outside Directors and Consultants” shall be deleted.

In Article 2.3 the words “and Consultants who are not Outside Directors and” shall be replaced with the word “who”.

In Article 2.3 the words “such Employees and Consultants” shall be amended to read “such Employees”

8.	ARTICLE 3. Shares available for grants.

In Article 3 the words “under the Plan” shall be replaced with the words “under the US Plan (together with the Plan)” wherever they appear.

In Article 3.1 the words “All Common Shares available under the Plan may be issued upon the exercise of ISOs” shall be deleted.

In Article 3.2, the word “SARs” and the words “settled in cash (in whole or in part)” shall be deleted wherever they appear.

9.	ARTICLE 4. Eligibility.

Article 4.1 shall be deleted in its entirety.

In Article 4.2 the words “Outside Directors and Consultants” shall be deleted. The words “NSOs or SARs” shall be deleted and replaced with the words “or Unapproved Options”.

10.	ARTICLE 5. Options.

In Article 5.1 the words “The Stock Option Agreement shall specify whether the Option is an ISO or an NSO” shall be deleted.

In Article 5.3 the words “(whether or not the Option is an ISO)” shall be deleted.

In Article 5.4 the final sentence, from “Options may be awarded” to “SARs are forfeited” shall be deleted.

In Article 5.5 the words “However, in the case of an ISO, the acceleration of exercisability shall not occur without the Optionee’s written consent” shall be deleted.

11.	ARTICLE 6. Payment For Option Shares.

In Article 6.1 the words “(together with any Award Tax Liability and Secondary NIC Liability)” shall be inserted immediately after the words “exercise of Options”.

In Article 6.1 the words “cash equivalents” shall be deleted and replaced with the word “cheque”.

The final sentence of Article 6.1, from “However, if the Optionee” to “section 13(k) of the Exchange Act” shall be deleted.

Articles 6.2 and 6.4 shall be deleted in their entirety.

12.	ARTICLE 7. Stock Appreciation Rights.

Article 7 shall be deleted in its entirety.

13.	ARTICLE 8. Restricted Shares.

The words

“Specific UK securities laws advice must be taken where Restricted Shares are acquired by Participants other than on exercise of an Option.”

shall be inserted at the beginning of this Article.

In Article 8.2 the words from “cash equivalents” to “grant of Restricted Shares” shall be deleted and replaced with the words “or cheque”.

14.	ARTICLE 9. Stock Units.

In Article 9.5, the words “(a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee” shall be deleted and replaced with “Common Shares only”. The words beginning “Methods of converting Stock Units” to “or by dividend equivalents” shall also be deleted.

Article 9.6 shall be deleted in its entirety and replaced with “Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s Personal Representative only”.

15.	ARTICLE 10. Protection Against Dilution.

In Article 10.1 the words “and SAR” shall be deleted wherever they appear.

In Article 10.2 the word “SARs” shall be deleted.

In Article 10.3 the words “or SARs”; “(whether or not the Options are ISOs)”; and “and SARs” shall be deleted wherever they appear.

16.	ARTICLE 12. Payment of Director’s Fees in Securities.

Article 12 shall be deleted in its entirety

17.	ARTICLE 13. Limitation on Rights.

In Article 13 the words “Outside Director or Consultant” shall be deleted wherever they appear.

In Article 13.1 the words “with or without cause” shall be deleted.

18.	ARTICLE 14. Taxes.

Article 14 shall be deleted in its entirety and replaced with the following:

“ In the event that the Company or any Subsidiary determines that it is required to account to HM Revenue & Customs for any Award Tax Liability or Secondary NIC Liability (under the Stock Option Agreement or Restricted Stock Unit Award Agreement) arising from the grant, exercise, assignment, release, cancellation or any other disposal of an Award or arising out of the acquisition, retention and disposal of the Shares acquired pursuant to this Award, the Participant, as a condition to the issue of Shares in connection with the exercise of an Award, or on the grant, assignment, release or cancellation of an Award, shall make such arrangements satisfactory to the Company to enable it or any Subsidiary to satisfy any requirement to account for any Award Tax Liability (and, if applicable, any Secondary NIC Liability) that may arise in connection with the Award or the award of Shares pursuant to it including, but not limited to, arrangements satisfactory to the Company for withholding Shares that would otherwise be issued pursuant to the Stock Option Agreement or Restricted Stock Unit Award Agreement to the Participant.”

19.	ARTICLE 16. Future of the Plan.

In Article 16.1 the words “earlier of (a) the date when the Plan is terminated under Section 16.2 or (b) the 10th anniversary of the date when the Board adopted the Plan” shall be deleted and replaced with the words “date when the US Plan is terminated”.

20.	Definitions.

The following definitions shall be amended to read as follows:

In the definition of “Award” the words “ an SAR” shall be deleted.

In the definition of “Exercise Price” the second sentence shall be deleted.

In the definition of “Option” the words “ISO or NSO” shall be deleted and replaced with the word “option”.

In the definition of “Service” the words “Outside Director or Consultant” shall be deleted.

The following definitions shall be deleted:

“Consultant”; “ISO”; “NSO”; “Outside Director”; “SAR”; and “SAR Agreement”.

The following definitions shall be inserted and will read as follows:

“Award Tax Liability” means any liability or obligation of the Company and/or any related company or Subsidiary to account for income tax (under Pay As You Earn) or any other taxation provisions and primary class 1 National Insurance Contributions in the United Kingdom to the extent arising from the grant, exercise, assignment, release, cancellation or any other disposal of an Award or arising out of the acquisition, retention and disposal of the Shares acquired under this Plan.

“Data” means certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any stock, units or directorships held in the Company, details of all options or other entitlement to shares awarded, cancelled, exercised, vested, unvested, or outstanding in the Participant’s favour.

“Data Recipients” means third parties assisting the Company in the implementation, administration, and management of the Plan.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Joint Election” means an election (in such terms and such form as provided in paragraphs 3A and 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992), which has been approved by HM Revenue & Customs for the transfer of the whole or any liability of the secondary contributor for any Secondary NIC Liability.

“Personal Representative” means the personal representative(s) of an Participant (being either the executors of his will or if he dies intestate the duly appointed administrator(s) of his estate) who have provided to the Board evidence of their appointment as such.

“Secondary Contributor” means a person or company who has a liability to account (or pay) the Secondary NIC Liability to HM Revenue and Customs.

“Secondary NIC Liability” means any liability to employer’s Class 1 National Insurance Contributions to the extent arising from the grant, exercise, release or cancellation of an Award or arising out of the acquisition, retention and disposal of the Shares acquired pursuant to an Award.

“Section 431 Election” means an election made under section 431 of the Income Tax (Earnings and Pensions) Act 2003.

“UK Subsidiary” means a Subsidiary of the Company which is incorporated in the UK.

“Unapproved Option” means an option over shares in the Company that is neither an HM Revenue & Customs company share option (under Schedule 4 ITEPA) nor an enterprise management incentive (EMI) option which meets the requirements of Schedule 5 ITEPA.

“US Plan” means the Vanda Pharmaceuticals Inc. 2016 Equity Incentive Plan, as amended from time to time.